EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
HSBC USA Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-202524 on Form S-3 ASR of HSBC USA Inc. of our report dated February 23, 2015, with respect to the consolidated balance sheet of HSBC USA Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2015 annual report on Form 10-K of HSBC USA Inc.

/s/  KPMG LLP
New York, New York
February 22, 2016